EXHIBIT 23.2



         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTINT FIRM



Board of Directors
Oxford Technologies, Inc.


We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form SB-2/A (File No. 333-117500) of our report dated February 26, 2004, on our audit of the consolidated financial statements of Oxford Technologies, Inc. In addition, we consent to the inclusion in Amendment
No. 1 to the Registration Statement on Form SB-2/A (File No. 333-117500) of our reports dated September 22, 2004 and July 17, 2003, on our audits of the financial statements of Axiom Manufacturing Services Limited (a United Kingdom Corporation). We also consent to the reference to our firm under the headings "Experts" in the registration statement.



/S/DEMETRIUS & COMPANY, L.L.C.
-----------------------------
DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
January 27, 2005